Exhibit 10.4
EQUIPMENTSHARE.COM INC
June 1, 2023
To: Holders of Perpetual Preferred set forth on Exhibit A
Ladies and Gentlemen:
Reference is made to that certain (a) Series E Preferred Stock, Perpetual Preferred Stock and Common Stock Purchase Agreement, dated as of May 5, 2022, by and among EquipmentShare.com Inc, a Delaware corporation (the “Company”), and the holders of the Company’s Perpetual Preferred Stock, $0.0000125 par value per share (such stock, the “Original Perpetual Preferred Stock” and such holders thereof, the “PP Holders”), and (b) Perpetual-1 Preferred Stock and Common Stock Purchase Agreement (the “Perpetual-1 Preferred Stock and Common Stock Purchase Agreement”), dated as of even date hereof, by and among the Company and the holders of the Company’s Perpetual-1 Preferred Stock, $0.0000125 par value per share (such stock, the “Perpetual-1 Preferred Stock” and together with the Original Perpetual Preferred Stock, “Perpetual Preferred”; such holders of the Perpetual-1 Preferred Stock, the “PP-1 Holders” and together with the PP Holders, “Holders”).
This amended and restated letter agreement (this “A&R Agreement”) is being entered into by and among the Company and the Holders set forth on Exhibit A attached hereto, as an inducement and condition to the PP-1 Holders’ willingness to purchase the Perpetual-1 Preferred Stock and Common Stock as contemplated by the Perpetual-1 Preferred Stock and Common Stock Purchase Agreement. This A&R Agreement amends and restates in its entirety that certain letter agreement, dated May 5, 2022, by and among the Company and the PP Holders (the “Prior Agreement”). In consideration of the mutual promises contained in this A&R Agreement and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, and each Holder, severally and not jointly, do hereby agree to the terms and conditions set forth in this letter agreement:
1.    Certain Definitions.
(a)    “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, activities or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(b)    “Holder PP Shares” means shares of Original Perpetual Preferred Stock held by a PP Holder.
(c)    “Holder PP-1 Shares” means shares of Perpetual-1 Preferred Stock held by a PP-1 Holder.
(d)    “Holder Shares” means, collectively, Holder PP Shares and Holder PP-1 Shares.
(e)    “IPO” shall have the meaning given to such term in the Restated Certificate as of the date hereof.
(f)    “Obligations” means, with respect to the first and second lien indebtedness incurred by the Company as of the date hereof pursuant to that certain (i) Credit Agreement, dated as of August 17, 2021 (as amended by that certain First Amendment to Credit Agreement, dated as of December 23, 2021, as further amended by that certain Second Amendment to Credit Agreement, dated as of April 11, 2022, as further amended by that certain Third Amendment to Credit Agreement, dated as of July 29, 2022, as further amended by that certain Fourth Amendment to Credit Agreement, dated as of May 9, 2023), by and among the Company, the lenders identified on the signature pages thereof from time to time and Capital One, National Association, as administrative agent, and (ii) Indenture, dated as of May 9, 2023, by and among the Company and CITIBANK, N.A., as each of (i) and (ii) are in effect on the date hereof, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees of such indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.
(g)    “Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.
(h)    “Put Exercise Notice” means written notice of exercise of the Put Right via delivery to the Company of a completed and executed Put Exercise Notice in the form attached hereto as Exhibit B.
(i)    “Put Purchase Price” means as of the date of determination, (i) with respect to the Original Perpetual Preferred Stock, an amount per share equal to the PP Liquidation Preference (as defined in the Restated Certificate as of the date hereof) and (ii) with respect to the Perpetual-1 Preferred Stock, an amount per share equal to the PP-1 Liquidation Preference (as defined in the Restated Certificate as of the date hereof); provided, that, in each case, such amount shall be inclusive of the period from the Exercise Date for such series of Perpetual Preferred through, and including, the date payment is actually received by any such Holder for the Put Exercised Shares pursuant to Section 2(c).
(j)    “Required Holders” means as of the date of determination holders of a majority of the Holder Shares then outstanding.
(k)    “Restated Certificate” means the Company’s Restated Certificate of Incorporation as amended or restated from time to time.
(l)    “Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated as of the date hereof, by and among the Company, the Holders and certain other parties thereto.
(m)    “Sale of the Company” shall have the meaning given to such term in the Voting Agreement as of the date hereof.
(n)    “SPAC Transaction” means a merger with a special purpose acquisition company (which is not a Deemed Liquidation Event), the securities of which have been registered and listed on a nationally or internationally recognized exchange, in which the implied post-transaction market capitalization of the Company, based on the closing of such transaction, is less than $4,250,000,000.
(o)    “Trigger IPO” means an IPO in which the post-transaction market capitalization of the Corporation, implied by the initial price per share to the public for the Company’s Common Stock as set forth in the prospectus applicable to such IPO, is less than $4,250,000,000.
(p)    “Voting Agreement” means the Amended and Restated Voting Agreement, dated as of the date hereof, by and among the Company, the Holders and certain other equityholders party thereto. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Restated Certificate.

2.    Grant of Put Right.
(a)    Put Right. Subject to the limitations on repurchases of shares under the Delaware General Corporation Law and the terms and conditions set forth herein, the Company hereby grants each Holder the right (the “Put Right”) to require the Company to purchase, out of funds and assets legally available therefor, from such Holder at the times and with respect to that number of applicable Holder Shares, as follows:
(i)    At any time on or following May 5, 2033, such Holder may require, upon delivery to the Company of the Put Exercise Notice, the Company to purchase up to 50% of the Holder PP Shares and/or 50% of the Holder PP-1 Shares (each rounded down to the nearest whole share) then held by such Holder at a per share purchase price equal to the applicable Put Purchase Price.
(ii)    At any time on or following May 5, 2034, such Holder may require, upon delivery to the Company of the Put Exercise Notice, the Company to purchase up to 100% of the Holder PP Shares and/or the Holder PP-1 Shares then held by such Holder at a per share purchase price equal to the applicable Put Purchase Price.
(iii)    In the case of a Trigger IPO or a SPAC Transaction, such Holder may require, upon delivery to the Company of the Put Exercise Notice, the Company to purchase upon the consummation of such Trigger IPO or SPAC Transaction up to 50% of the Holder PP Shares and/or 50% of the Holder PP-1 Shares then held by such Holder at a per share purchase price equal to the applicable Put Purchase Price, provided that the exercise of the Put Right pursuant to this Section 2(a)(iii) may be conditioned on the consummation of such Trigger IPO or SPAC Transaction.
(iv)    In the case of a Sale of the Company, such Holder may require, upon delivery to the Company of the applicable Put Exercise Notice, the Company to purchase upon the consummation of such Sale of the Company up to 100% of the Holder PP Shares and/or 100% of the Holder PP-1 Shares then held by such Holder at a per share purchase price equal to the applicable Put Purchase Price, provided that the exercise of the Put Right pursuant to this Section 2(a)(iv) may be conditioned on the consummation of such Sale of the Company.
Notwithstanding anything to the contrary in this Section 2(a), any such exercise of the Put Right with respect to Perpetual-1 Preferred Stock (the “PP-1 Payment”) pursuant to clauses (iii) or (iv) above shall be conditioned upon either (a) the prior or concurrent payment in full of any then-outstanding first and second lien Obligations of the Company (the “Senior Obligations”) authorized and/or outstanding as of the PP-1 Original Issue Date (as defined in the Restated Certificate) or (b) the written permission for or waiver with respect to such PP-1 Payment by the requisite holders of such then-outstanding Obligations (such payment in full of the Senior Obligations or receipt of such permissions or waiver, the “Put Senior Obligations Condition”). The Company shall not permit the consummation of a Trigger IPO, SPAC Transaction or a Sale of the Company unless the Company causes the Senior Obligations, if applicable, to be satisfied in full (or obtains the written permission for or waiver with respect to such PP-1 Payment by the requisite holders of such then-outstanding Obligations) prior to, or concurrently with, the consummation of a Trigger IPO, SPAC Transaction or a Sale of the Company (which permission or waiver may be conditioned on the consummation of such Trigger IPO, SPAC Transaction or a Sale of the Company), in each case so that the Put Right may be exercised and the Put Purchase Price be paid with respect to the Perpetual-1 Preferred Stock in satisfaction of the Put Senior Obligations Condition.
The Company agrees to provide each Holder at the address for such Holder in the Company’s records in the manner specified pursuant to Section 5(d) hereof with at least ten (10) calendar days prior written notice of either a contemplated Trigger IPO, SPAC Transaction or a Sale of the Company, which shall include summary information regarding the material terms and conditions of such transaction, the expected date such transaction is then expected to be consummated, the amount of expected consideration for such Holder Shares and the date on which such Holder must deliver their Put Exercise Notice to exercise the Put Right with respect thereto (the “Company Notice”), which Company Notice shall confirm that the Put Senior Obligations Condition, if applicable, will be satisfied prior to, or concurrently with, the consummation of a Trigger IPO, SPAC Transaction or a Sale of the Company.
(b)    Exercise of the Put Right. The Put Right may only be exercised by a Holder prior to termination of this A&R Agreement (i) with respect to Section 2(a)(i) above, at any time on or after May 5, 2033 (provided that the Put Exercise Notice with respect to such an exercise of the Put Right may be delivered at any time), (ii) with respect to Section 2(a)(ii) above, at any time on or after May 5, 2034 (provided that the Put Exercise Notice with respect to such an exercise of the Put Right may be delivered at any time) or (iii) solely with respect to Section 2(a)(iii) and Section 2(a)(iv), within the thirty (30) calendar day period following delivery to such Holder of the Company Notice (which shall be delivered by the Company at least 30 days prior to the event giving rise to the applicable Put Right) (provided that the Exercise Period shall be extended to and include the day immediately prior to the consummation of the event giving rise to the applicable Put Right) (the “Exercise Period”). Following receipt of the Company Notice, a Holder may, in its sole discretion, exercise the Put Right at any time prior to the expiration of the Exercise Period (the “Expiration Date”), by providing the Company with: (a) written notice of exercise of the Put Right by delivery to the Company of a completed and executed Put Exercise Notice duly delivered to the Company at the address and in the manner specified pursuant to Section 5(d) hereof, which shall include the number and series of applicable Holder Shares that the Holder is requiring the Company to purchase pursuant to the Put Right and the Subsection under Section 2(a) of this A&R Agreement under which the exercise of the Put Right is being made and (b) the stock certificate(s) (if in such Holder’s possession) representing the Put Exercised Shares (as defined below). The Holder Shares for which the Put Right has been exercised in accordance with a validly executed and delivered Put Exercise Notice are hereinafter referred to as the “Put Exercised Shares.” The Put Right shall be deemed to have been exercised with respect to the Put Exercised Shares immediately prior to the close of business on the date of receipt of the Put Exercise Notice by the Company (the “Exercise Date”). Upon delivery of the Put Exercise Notice, if the legally available funds of the Company are deemed insufficient to redeem the Put Exercised Shares, the Company thereafter shall take all commercially reasonable action to generate, as promptly as practical, sufficient legally available funds to redeem such Put Exercised Shares, subject to the consent rights of the Perpetual Preferred in the Restated Certificate and compliance with applicable law, including by way of incurrence of indebtedness, issuance of equity, sale of assets, effecting a merger or sale of assets or otherwise.
(c)    Payment upon Exercise of the Put Right. Provided that the Company has received the duly completed and executed Put Exercise Notice from a Holder on or prior to the Expiration Date, subject to the limitations on repurchases of shares under the Delaware General Corporation Law and satisfaction of the Put Senior Obligations Condition, if applicable, the Company shall, (i) in the event of Put Exercise Notice relating to an exercise made pursuant to Section 2(a)(i) and Section 2(a)(ii) above, no later than thirty (30) calendar days after the Exercise Date (or, if earlier, prior to, or substantially contemporaneously with, the event giving rise to the applicable Put Right), and (ii) in the event of Put

Exercise Notice relating to an exercise made pursuant to Section 2(a)(iii) and Section 2(a)(iv) above, no later than immediate prior to the closing of the applicable transaction, effect, or cause to be effected, payment, out of funds and assets legally available therefor, in U.S. dollars made by wire transfer of immediately available funds to one or more accounts as designated by such Holder in the Put Exercise Notice in advance of the date that the transfer of the Holder Shares is effective to such Holder for the Put Exercised Shares at the applicable Put Purchase Price, and subject to applicable federal, state and local withholding tax requirements. In the event the Company has not effected, or caused to be effected, payment to such Holder pursuant to this Section 2(c) on or prior to such date that payment is to be made, interest will accrue on all such amounts from the date such payment was required to be made until the date payment is received by such Holder at the Applicable Dividend Rate (as defined in the Restated Certificate) then in effect on the date such payment was required to be made plus 500 basis points, and any such interest will be deemed part of the applicable Put Purchase Price.
(d)    Rights as Holder of Shares. Upon consummation of the transactions contemplated by the Put Right, the Holder exercising its Put Right shall cease to be the owner(s) and/or holder of the Put Exercised Shares for all purposes, and the Put Exercised Shares shall be deemed to have been acquired by and transferred to the Company (and the Company may take all actions needed to effect such transfer of the Put Exercised Shares on the Company’s books), as of the Exercise Date, and thereafter such Holder shall have only the right to receive payment of the aggregate Put Purchase Price in full pursuant to Section 2(c).
3.    Confidentiality. Holder acknowledges and agrees that the terms of this A&R Agreement and all information obtained from the Company pursuant to this A&R Agreement shall be deemed and treated confidential information and subject to Section 3.5 of the Rights Agreement.
4.    Termination. The rights of a Holder set forth in this A&R Agreement shall terminate and be of no further force or effect upon the earlier of (i) with respect to a Holder, the date on which such Holder no longer holds any Perpetual Preferred and the Company has satisfied all of its obligations with respect thereto (including hereunder), (ii) upon the consummation of Sale of the Company in which the Put Right is validly exercised and satisfied and the Company has satisfied all of its obligations with respect thereto (including hereunder) (provided that the rights and obligations of the parties hereunder shall survive such transaction to the extent they relate to an exercise of the Put Right with respect thereto pursuant to Section 2(a)(iv) above), and (iii) the written consent of each of the Company and a Holder to terminate this A&R Agreement solely with respect to such Holder; provided that the confidentiality obligations set forth in Section 5 shall survive any such termination.
5.    Miscellaneous.
(a)    Governing Law. This A&R Agreement shall be governed by and construed under the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
(b)    Assignment. This A&R Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. Notwithstanding the foregoing, the Company shall not sell, assign, transfer, hypothecate, pledge, delegate or otherwise encumber, in any manner, including by operation of law in a merger, the Put Right or this A&R Agreement unless (a) it obtains prior written consent of the Required Holders and (b) the Company remains liable for any failure to perform its obligations hereunder. Notwithstanding the foregoing, a Holder may not sell, assign, transfer, hypothecate, pledge, delegate or otherwise encumber, in any manner, including by operation of law in a merger, the Put Right or this A&R Agreement without prior written consent of the Company; provided that a Holder may assign its rights and obligations hereunder in connection with a transfer of its Holder Shares in accordance with the terms of the Restated Certificate, bylaws of the Company and the Rights Agreement and applicable law, without such consent so long as (i) such transferee becomes a party to this A&R Agreement (if not already a party) by executing and delivering a counterpart signature page to this A&R Agreement, (ii) the transferee or acquirer of the Holder Shares is not a Competitor (as defined in Section 1.5 of the Rights Agreement, except that a venture capital, private equity or other professional investment fund which does not directly operate or control an operating company that is a Competitor, shall not be deemed a Competitor for purposes of this Section 5(b)), and (iii) the transferring Holder provides the Company with written notice of at least five (5) days prior to such transfer (which notice shall include the identity of such transferee or purchaser). Upon such assignment, Exhibit A to this A&R Agreement shall be updated to reflect the new Holder and the number of Holder Shares held by such Holder.
(c)    Amendments and Waivers. Any term of this A&R Agreement may be amended and the observance of any term of this A&R Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of each of the Company and the Required Holders. Notwithstanding the foregoing, any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party. No waivers of or exceptions to any term, condition, or provision of this A&R Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
(d)    Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this A&R Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this A&R Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) at the time of transmission by electronic transmission or facsimile, addressed to the other party at its e-mail or facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto); (c) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (d) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by electronic transmission or facsimile shall be machine verified as received. All notices not delivered personally or by e-mail or facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:
i.    if to the Company
5710 Bull Run Dr.
Columbia, MO 65201,
E-mail address: [***]
Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:
Fenwick & West LLP
555 California Street, Suite 1200
San Francisco, CA 94104
Facsimile: (415) 281-1350
Attention: Sam Angus, Jonathan Sagot
ii.    if to a Holder, at Holder’s address or facsimile number set forth on Exhibit A.
(e)    Counterparts. This A&R Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
(f)    Entire Agreement. This A&R Agreement, together with agreements and documents referred to in this A&R Agreement (including the Restated Certificate, Rights Agreement and Voting Agreement), constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties, including the Prior Agreement, is expressly canceled.
(g)    Dispute Resolution. The parties hereby (a) irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this A&R Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this A&R Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this A&R Agreement or the subject matter hereof may not be enforced in or by such court. Each of the parties to this A&R Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.
WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(h)    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this A&R Agreement, upon any breach or default of any other party under this A&R Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or of or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this A&R Agreement, or any waiver on the part of any party of any provisions or conditions of this A&R Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this A&R Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
(i)    Further Assurances. At any time or from time to time after the date hereof, the parties agree to reasonably cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.
[Signature page follows]

If the above correctly reflects our understanding with respect to the foregoing matters, please so confirm by signing and returning the enclosed copy of this letter agreement.

Very truly yours,

COMPANY:

EQUIPMENTSHARE.COM INC

By:	/s/ Jabbok Schlacks
Name:	Jabbok Schlacks
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

HOLDER:

BDT EVEREST HOLDINGS, LLC

By: BDTCP GP 3-A, L.P.
Its: Managing Member

By: BDTCP GP 3-A, Co.
Its: General Partner

By:	/s/ Mary Ann Todd
Name:	Mary Ann Todd
Title:	General Counsel & Secretary